Exhibit 99.2

REGAL ENTERTAINMENT GROUP ANNOUNCES CLOSING

OF $775 MILLION OFFERING OF SENIOR NOTES

Knoxville, Tennessee, March 11, 2014 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC) announced today that it has closed its public offering of $775 million aggregate principal amount of its 5 3/4% senior notes due 2022.

Net proceeds from the offering were approximately $761.4 million, after deducting underwriting discounts and offering expenses.  Regal used the net proceeds from the offering to purchase approximately $222.3 million aggregate principal amount of its outstanding 9 1/8% senior notes due 2018 and approximately $355.8 million aggregate principal amount of the 8 5/8% senior notes due 2019 of Regal Cinemas Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, for an aggregate purchase price of approximately $627.7 million pursuant to its previously announced tender offers for such notes. Regal intends to use the remaining net proceeds to call for redemption all of its 9 1/8% senior notes due 2018 and Regal Cinemas Corporation’s 8 5/8% senior notes due 2019 that remain outstanding following the consummation of the tender offers in accordance with the terms of the indentures governing such notes.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc., BofA Merrill Lynch, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. The notes were offered pursuant to the Company’s effective shelf registration statement (File No. 333-182383) on file with the Securities and Exchange Commission (“SEC”).  A prospectus supplement relating to the offering has been filed with the SEC. A copy of the prospectus supplement and related base prospectus can be obtained by either contacting Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or by accessing the SEC’s website, www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes described herein, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 7,406 screens in 581 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of January 23, 2014. The Company operates theatres in 46 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contact:

Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President Investor Relations and Planning	Senior Vice President and Chief Marketing Officer
865-925-9685	865-925-9539
kevin.mead@regalcinemas.com